QuickLinks -- Click here to rapidly navigate through this document

Exhibit 3.16

AGREEMENT OF LIMITED PARTNERSHIP
OF
CROSSTEX HOLDINGS, L.P.

        THIS AGREEMENT OF LIMITED PARTNERSHIP dated as of October 15, 2003, is entered into and executed by Crosstex Holdings GP, LLC, a Delaware limited liability company, as General Partner, and Crosstex Holdings LP, LLC, a Delaware limited liability company, as Limited Partner.

ARTICLE I
DEFINITIONS

        The following definitions shall for all purposes, unless otherwise clearly indicated to the contrary, apply to the terms used in this Agreement.

        "Certificate of Limited Partnership" means the Certificate of Limited Partnership filed with the Secretary of State of the State of Delaware as described in the first sentence of Section 2.5, as amended or restated from time to time.

        "Delaware Act" means the Delaware Revised Uniform Limited Partnership Act, as amended from time to time, and any successor to such act.

        "GP LLC Interest" means the 100% membership interest in Crosstex Energy GP, LLC, an undivided 0.001% of which is owned by the General Partner and an undivided 99.999% of which is owned by the Limited Partner, all of which is simultaneously with this Agreement transferred to the Partnership.

        "GP LP Interest" means the 99.999% limited partner interest in Crosstex Energy GP, L.P., an undivided 0.001% of which is owned by the General Partner and an undivided 99.999% of which is owned by the Limited Partner, all of which is simultaneously with this Agreement transferred to the Partnership.

        "General Partner" means Crosstex Holdings GP, LLC, a Delaware limited liability company, in its capacity as the general partner of the Partnership, and any successor to Crosstex Holdings GP, LLC, as general partner.

        "Limited Partner" means Crosstex Holdings LP, LLC, a Delaware limited liability company, acting as a limited partner pursuant to this Agreement, and any other limited partner admitted to the Partnership from time to time.

        "MLP Interest" means the 333,000 common units and 4,667,000 subordinated units representing limited partner interest in Crosstex Energy, L.P, an undivided 0.001% of which is owned by the General Partner and an undivided 99.999% of which is owned by the Limited Partner, all of which is simultaneously with this Agreement transferred to the Partnership.

        "Partner" means the General Partner or any Limited Partner.

        "Partnership" means Crosstex Holdings, L.P., a Delaware limited partnership.

        "Percentage Interest" means, with respect to any Partner, the percentage of cash and other property contributed by such Partner to the Partnership as a percentage of all cash and other property contributed by all the Partners to the Partnership.

ARTICLE II
ORGANIZATIONAL MATTERS

        Section 2.1    Formation.    Subject to the provisions of this Agreement, the General Partner and the Limited Partner have formed the Partnership as a limited partnership pursuant to the provisions of the Delaware Act. The General Partner and the Limited Partner hereby enter into this Agreement to set forth the rights and obligations of the Partners and certain matters related thereto. Except as expressly provided herein to the contrary, the rights and obligations of the Partners and the administration, dissolution and termination of the Partnership shall be governed by the Delaware Act.

        Section 2.2    Name.    The name of the Partnership shall be, and the business of the Partnership shall be conducted under the name of, "Crosstex Holdings, L.P."

        Section 2.3    Principal Office; Registered Office.

          (a)   The principal office of the Partnership shall be at 2501 Cedar Springs, Suite 600, Dallas, Texas 75201 or such other place as the General Partner may from time to time designate. The Partnership may maintain offices at such other places as the General Partner deems advisable.

          (b)   The address of the Partnership's registered office in the State of Delaware shall be 1209 Orange Street, Wilmington, Delaware 19801. The name of the Partnership's registered agent for service of process in the State of Delaware at such address is The Corporation Trust Company.

        Section 2.4    Term.    The Partnership shall continue until terminated pursuant to Article VII.

        Section 2.5    Organizational Certificate.    A Certificate of Limited Partnership of the Partnership and a Certificate of Amendment thereto (changing the Partnership's name to "Crosstex Holdings, L.P.") have been filed by the General Partner with the Secretary of State of the State of Delaware as required by the Delaware Act. The General Partner shall cause to be filed such other certificates or documents as may be required for the formation, operation and qualification of a limited partnership in the State of Delaware and any state in which the Partnership may elect to do business. The General Partner shall thereafter file any necessary amendments to the Certificate of Limited Partnership and any such other certificates and documents and do all things requisite to the maintenance of the Partnership as a limited partnership (or as a partnership in which the Limited Partners have limited liability) under the laws of Delaware and any state or jurisdiction in which the Partnership may elect to do business.

        Section 2.6    Partnership Interests.    Effective as of the date hereof, the General Partner shall have a ..001% general partner interest and the Limited Partner shall have a 99.999% limited partner interest.

ARTICLE III
PURPOSES

        The purpose and business of the Partnership shall be to engage in any lawful activity for which limited partnerships may be organized under the Delaware Act.

ARTICLE IV
CAPITAL CONTRIBUTIONS

        Simultaneously herewith, and as consideration for the issuance of partnership interests described in Section 2.6, the Limited Partner contributed to the Partnership (i) an undivided 99.999% interest in the MLP Interest (ii) an undivided 99.999% interest in the GP LLC Interest and (iii) an undivided 99.999% interest in the GP LP Interest and the General Partner contributed to the Partnership (i) an undivided 0.001% interest in the MLP Interest (ii) an undivided 0.001% interest in the GP LLC Interest and (iii) an undivided 0.001% interest in the GP LP Interest

ARTICLE V
CAPITAL ACCOUNTS; ALLOCATIONS

        Section 5.1    Capital Accounts.    The Partnership shall maintain a capital account for each of the Partners in accordance with the regulations issued pursuant to Section 704 of the Internal Revenue

Code of 1986, as amended (the "Code"), and as determined by the General Partner as consistent therewith.

        Section 5.2    Allocations.    For federal income tax purposes, each item of income, gain, loss, deduction and credit of the Partnership shall be allocated among the Partners in accordance with their Percentage Interests, except that the General Partner shall have the authority to make such other allocations as are necessary and appropriate to comply with Section 704 of the Code and the regulations issued pursuant thereto.

        Section 5.3    Distributions.    From time to time, but not less often than quarterly, the General Partner shall review the Partnership's accounts to determine whether distributions are appropriate. The General Partner may make such cash distributions as it, in its sole discretion, may determine without being limited to current or accumulated income or gains from any Partnership funds, including, without limitation, Partnership revenues, capital contributions or borrowed funds; provided, however, that no such distribution shall be made if, after giving effect thereto, the liabilities of the Partnership exceed the fair market value of the assets of the Partnership. In its sole discretion, the General Partner may, subject to the foregoing proviso, also distribute to the Partners other Partnership property, or other securities of the Partnership or other entities. All distributions by the General Partner shall be made in accordance with the Percentage Interests of the Partners.

ARTICLE VI
MANAGEMENT AND OPERATIONS OF BUSINESS

        Except as otherwise expressly provided in this Agreement, all powers to control and manage the business and affairs of the Partnership shall be vested exclusively in the General Partner; the Limited Partner shall not have any power to control or manage.

ARTICLE VII
RIGHTS AND OBLIGATIONS OF LIMITED PARTNER

        The Limited Partner shall have no liability under this Agreement except as provided in Article V.

ARTICLE VIII
DISSOLUTION AND LIQUIDATION

        The Partnership shall be dissolved, and its affairs shall be wound up, upon (1) the election of the General Partner to do so, if approved by a majority of the Partners; (2) the sale, exchange, or other disposition of all or substantially all of the Partnership assets and properties and Partnership subsidiaries; (3) the entry of a decree of judicial dissolution of Crosstex Holdings, L.P.; or (4) the withdrawal or removal of the General Partner or any other event that results in its ceasing to be the General Partner.

ARTICLE IX
AMENDMENT OF PARTNERSHIP AGREEMENT

        The General Partner may amend any provision of this Agreement without the consent of the Limited Partner and may execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith.

ARTICLE X
GENERAL PROVISIONS

        Section 10.1    Addresses and Notices.    Any notice to the Partnership, the General Partner or the Limited Partner shall be deemed given if received by it in writing at the principal office of the Partnership designated pursuant to Section 2.3(a).

        Section 10.2    Binding Effect.    This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns.

        Section 10.3    Integration.    This Agreement constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

        Section 10.4    Severability.    If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions hereof, or of such provision in other respects, shall not be affected thereby.

        Section 10.5    Applicable Law.    This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware.

        [Signature Page to Follow]

        IN WITNESS WHEREOF, this Agreement has been duly executed by the General Partner and the Limited Partner as of the date first above written.

GENERAL PARTNER:
CROSSTEX HOLDINGS GP, LLC
By:
/s/ LESLIE J.WYLIE Leslie J.Wylie, Vice President—Legal and Administration
LIMITED PARTNER:
CROSSTEX HOLDINGS LP, LLC
By:	/s/ CHRISTOPHER J. MONIGLE Christopher J. Monigle Director

QuickLinks

  Exhibit 3.16
AGREEMENT OF LIMITED PARTNERSHIP OF CROSSTEX HOLDINGS, L.P.
ARTICLE I DEFINITIONS
ARTICLE II ORGANIZATIONAL MATTERS
ARTICLE III PURPOSES
ARTICLE IV CAPITAL CONTRIBUTIONS
ARTICLE V CAPITAL ACCOUNTS; ALLOCATIONS
ARTICLE VI MANAGEMENT AND OPERATIONS OF BUSINESS
ARTICLE VII RIGHTS AND OBLIGATIONS OF LIMITED PARTNER
ARTICLE VIII DISSOLUTION AND LIQUIDATION
ARTICLE IX AMENDMENT OF PARTNERSHIP AGREEMENT
ARTICLE X GENERAL PROVISIONS